Exhibit 10.14
HYATT HOTELS CORPORATION
Deferred Cash Award
The following sets forth the terms of your Hyatt Hotels Corporation Deferred Cash Award (“DCA”).
DCA AWARD:

DCA Grant Identifier:	[INSERT GRANT IDENTIFIER]

VESTING SCHEDULE AND PAYMENT DATE:

Grant Date:	[INSERT GRANT DATE]
Vesting Schedule and Payment Date:
Subject to acceleration in certain circumstances, the DCA vests on the following dates (each, a “Payment Date”), subject to your continued Service with the Company through the applicable vesting date:
25% of the DCA on [INSERT DATE]
25% of the DCA on [INSERT DATE]
25% of the DCA on [INSERT DATE]
25% of the DCA on [INSERT DATE]

Vested portions of the DCA shall be settled and paid on or within 30 days after each Payment Date listed above.

The Deferred Cash Award that is described and made pursuant to this Deferred Cash Award (this “Award”) is issued under the Third Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”) and constitutes a Performance Award (as defined in the Plan). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification the Award will be cancelled and forfeited.
In consideration of the issuance of this Award and for other good and valuable consideration, you hereby acknowledge and agree that, notwithstanding anything to the contrary contained in the Plan, in any Award Agreement issued under the Plan (including without limitation, under the Second Amended and Restated version or any other prior iteration of the Plan) or otherwise, this Award and all prior Awards granted under any such iteration of the Plan (together, “Prior Awards”), in all cases, shall be governed in their entirety by the terms and conditions of the Third Amended and Restated iteration of the Plan (without reference to any prior iterations of the Plan). Without limiting the generality of the foregoing, (i) Section 12.2 of the Plan as clarified in the Third Amended and Restated iteration of the Plan shall apply to this Award and to all Prior Awards; and (ii) to the extent that the terms and conditions set forth in the Third Amended and Restated iteration of the Plan are inconsistent with the terms and conditions of any Prior Award or prior iteration of the Plan, then, effective as of the date of your acceptance of this Award, such provisions will clarify and supersede any such inconsistent terms applicable to any Prior Award. The grant of this Award is subject to and conditioned upon your acceptance of this Award and the terms and conditions set forth herein (including the terms set forth in this paragraph) within 30 days of the Electronic Notification Date.

The following terms and conditions apply to the DCA granted pursuant to this Award.

Company; Defined Terms:
Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.
To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:
A Deferred Cash Award (“DCA”) entitles the Participant to receive a cash bonus award from the Company, subject to the provisions of this Award Agreement (including the specific vesting criteria set forth herein) and the provisions of the Plan.

Vesting:
The DCA vests according to the schedule set forth above. The DCA will vest on such dates only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through such vesting date. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant.
Except as provided below, all unvested portions of the DCA will be forfeited upon Termination of Service.
Vesting of the DCA will continue or accelerate in the following circumstances:
In the event of the Participant’s death or Disability (as defined below), the DCA will vest in full, and will be settled and paid to the Participant or his or her designated beneficiary on or within 30 days after the date of such death or Disability. For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.
In the event of a Change in Control, vesting of the DCA will accelerate and the DCA will become payable to the extent provided in Section 12.2 of the Plan.
In the event of Retirement (as defined in the Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”)), the DCA will vest according to the Retirement Policy, but will be settled and paid on or within 30 days after each Payment Date listed above.
As described below, vested and unvested portions of the DCA are subject to cancellation and forfeiture in the event the Participant engages in certain “detrimental conduct” (as defined below).

Settlement and Payment of DCA:	Except as otherwise provided upon a Change in Control, death or disability, the DCA shall be settled and paid on or within 30 days after each Payment Date listed above.

Settlement will be accomplished by payment of an amount in cash equal to the vested portion of the DCA as well as interest earned on the vested portion, subject to any withholdings, as provided below. Interest will be accrued based on the prime rate in effect at the Company’s principal commercial bank on the date of vest.

Tax Withholding:
The Company will deduct or withhold from the amount payable to the Participant upon settlement of the DCA the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings.
The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of the DCA:
The DCA may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, amounts payable with respect to the DCA shall be paid to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:
By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:
Participation in the Plan is voluntary. The value of the DCA is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the DCA is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the DCA under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of DCAs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Effect of Detrimental Conduct:
In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested and/or vested awards which have not been exercised or otherwise settled under the Plan and all such awards shall be null and void as of the date such detrimental conduct first occurs.
Definition of Detrimental Conduct.  The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.
Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

409A:
This Award is intended to comply with Section 409A or an available exemption therefrom. However, notwithstanding any other provision of the Plan or this Award, if at any time the Administrator determines that the DCA (or any portion thereof) may not be compliant with or exempt from Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to provide for the DCA to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action.
Notwithstanding anything herein to the contrary, no payment hereunder shall be made to the Participant during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amounts at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period, without interest.